Exhibit 23.3

TBPELS REGISTERED ENGINEERING FIRM F-1580

633 SEVENTEENTH STREET, SUITE 1700                                                 DENVER, COLORADO 80202                                         (303) 339-8110

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion of all references to this firm in this Registration Statement on Form S-3 of SandRidge Energy, Inc. (“Registration Statement”), including under the heading “Experts.” In addition, we consent to the incorporation by reference in this Registration Statement of (i) all references to this firm in SandRidge Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the US Securities and Exchange Commission on March 10, 2022, including any amendments thereto (the “SandRidge Annual Report”), and (ii) all references in the SandRidge Annual Report to, and the inclusion of information taken from, the three reports listed below:

December 31, 2021, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2020, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

December 31, 2019, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Denver, Colorado

August 4, 2022